PETSMART, INC.
AMENDED AND RESTATED EXECUTIVE CHANGE IN CONTROL AND SEVERANCE BENEFIT PLAN
(Effective March 18, 2014)

Section 1.	INTRODUCTION.
The PetSmart, Inc. Amended and Restated Executive Change in Control and Severance Benefit Plan (the “Plan”) hereby amends and restates, effective March 18, 2014 (the “Effective Date”) the PetSmart, Inc. Executive Change in Control and Severance Benefit Plan that was originally established effective March 25, 2003, and last amended and restated on March 23, 2011 (the “Prior Plan”). The purpose of the Plan is to provide for the payment of severance benefits and/or change in control benefits to certain eligible employees of PetSmart, Inc. (“PetSmart”) and its wholly owned subsidiaries. As of the Effective Date, this Plan supersedes and replaces in its entirety the Prior Plan and all earlier versions thereof. This Plan also supersedes any other severance plan, policy or practice of the Company and any other change in control plan, policy or practice of the Company. However, this Plan does not supersede any written agreement between the Company and any employee that provides for supplemental payments or benefits in the event of termination of employment or a change in control of the Company; subject, however, to the provisions of this Plan providing for certain offsets or reduction of benefits under this Plan on account of such other benefits. This document also is the Summary Plan Description for the Plan if and to the extent required by ERISA.

SECTION 2.	DEFINITIONS.
For purposes of the Plan, the following terms are defined as follows except as may otherwise be provided in a Participation Notice:
(a)    “Alternative Benefits” means Covered Benefits that are provided by a program, plan or arrangement other than this Plan. Accordingly, for example, an “Alternative Cash Severance Benefit” means a Cash Severance Benefit that is an Alternative Benefit; an “Alternative Continued Medical Benefit” means a Continued Medical Benefit that is an Alternative Benefit; and an “Alternative Continued Life Insurance Benefit” means a Continued Life Insurance Benefit that is an Alternative Benefit. Notwithstanding the foregoing, a benefit that is designated an Alternative Benefit in a Participant’s Participation Notice shall be deemed to be an Alternative Benefit with respect to such Participant, and a benefit that is designated as not an Alternative Benefit in a Participant’s Participation Notice shall not be deemed to be an Alternative Benefit with respect to such Participant. Any benefit provided to a Participant other than by this Plan which is not addressed in the Participant’s Participation Notice shall be deemed to be an Alternative Benefit if such benefit is described in the first sentence of this Section 2(a).
(b)    “Base Salary Amount” means the greater of (i) the Participant’s base salary as determined on a monthly basis at the time of the Measurement Date multiplied by twelve (12) or (ii) the greatest amount of base salary received by the Participant in any consecutive twelve (12) month period that occurred within the thirty-six (36) month period immediately preceding the Measurement Date. For clarity purposes, any

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amount that a Participant elects to have withheld from the Participant’s base salary, for example, contributions to the PetSmart, Inc. SaveSmart 401(k) Plan or the PetSmart, Inc. 2005 Deferred Compensation Plan, shall not reduce the Participant’s Base Salary Amount.
(c)    “Basic Severance Benefit” means the Participant’s Base Salary Amount multiplied by the Participant’s Multiplier. Except as may be set forth in the Participant’s Participation Notice, in the event the Participant has received or is entitled to an Alternative Cash Severance Benefit, the Basic Severance Benefit shall be reduced (but not below zero) by the present value, as determined by the Plan Administrator, of the Alternative Cash Severance Benefit.
(d)    “Board” means the Board of Directors of PetSmart.
(e)    “Cash Severance Benefit” means one or more cash payments by the Company to, or on behalf of, a Participant on account of the employee’s termination of employment with the Company or in lieu of severance benefits. Such payments may be paid in a lump sum or over time. The manner by which the amount of such benefit is determined shall not affect the characterization of the benefit as a Cash Severance Benefit; provided, however, that salary, vacation pay and bonuses that are earned but unpaid as of the date of such termination of employment and distributions from the PetSmart, Inc. SaveSmart 401(k) Plan and/or the PetSmart, Inc. 2005 Deferred Compensation Plan shall not constitute Cash Severance Benefits. For example, payments pursuant to Section 4(a) shall constitute Cash Severance Benefits.
(f)    “Change in Control” is defined as one or more of the following events:
(i)    a sale of all or substantially all of the assets of the Company, other than a sale to an Affiliate;
(ii)    a merger or consolidation in which the Company is not the surviving corporation and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors has changed;
(iii)    a reverse merger in which the Company is the surviving corporation but the shares of common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise, and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors has changed;
(iv)    an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors, or

(v)    in the event that the individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least fifty percent (50%) of the Board; provided, however, if the appointment or election (or nomination for election) of any new Board member was approved or recommended by at least fifty percent (50%) of the members of the Incumbent Board then still in office, such new Board member shall be considered as a member of the Incumbent Board.
(g)    “Code” means the Internal Revenue Code of 1986, as amended.
(h)    “Company” means PetSmart, Inc. and its wholly owned subsidiaries that have adopted the Plan with the consent of PetSmart or, following a Change in Control, the surviving entity resulting from such transaction. References to the Company include PetSmart, Inc. and such subsidiaries except with respect to Sections 2(f), 7 and 13 (which references to “the Company” include only to PetSmart) or unless the context indicates otherwise.
(i)    “Constructive Termination” means a voluntary termination of employment by a Participant after one of the following is undertaken without the Participant’s express written consent:
(i)    the assignment to the Participant of duties or responsibilities that results in a material diminution in the Participant’s authority, duties, or responsibilities with the Company as in effect at any time during the twelve (12) month period preceding such assignment;
(ii)    a material reduction in the duties, authority or responsibilities of the supervisor to whom the Participant is required to report, including a requirement that the Participant report to a corporate officer instead of the Board;
(iii)    a material reduction in the Participant’s Base Salary Amount;
(iv)    a change in the Participant’s business location from the business location prior to such change that requires a one-way increase in the Participant’s driving distance of more than 35 miles, except for required travel for the Company’s business to an extent substantially consistent with Participant’s prior business travel obligations; or
(v)    a material breach by the Company of any provisions of the Plan, including without limitation Section 16(b) of the Plan, or any enforceable written agreement between the Company and the Participant.
Notwithstanding the foregoing, a Participant’s voluntary termination shall not be deemed a Constructive Termination unless (x) the Participant provides the Company with written notice (the “Constructive Termination Notice”) that the Participant believes that an event described in this Section 2(i) has occurred, (y) the Constructive Termination Notice is given within the first ninety (90) days of the date the event occurred, and (z) the Company does not rescind or cure the conduct giving rise to the event described in this Section 2(i) within thirty (30) days of receipt by the Company of the Constructive Termination Notice (the

“Cure Period”); and Participant voluntarily terminates his employment within thirty (30) days following the end of the Cure Period.
(j)    “Continuation Period” means the period for which a Participant is entitled to receive the benefits described in Section 4(b)(ii) and Section 4(b)(iii). The Continuation Period for a Participant shall be that number of months equal to 12 multiplied by the Participant’s Multiplier. For example, the Continuation Period for an Executive Vice President or a Senior Vice President shall be eighteen (18) months. Notwithstanding the foregoing, if the Covered Termination occurs within the twelve (12) month period immediately following the commencement of a Participant’s employment with the Company, the Continuation Period determined pursuant to this paragraph shall be reduced by fifty percent (50%); provided, however, that if a Change in Control occurs in the period commencing with such Participant’s commencement of employment with the Company and ending three (3) months after such Participant’s Covered Termination, this sentence shall not apply.
(k)    “Continued Medical Benefits” means the Company’s direct provision of coverage, or payment of insurance premiums to a third-party insurer, in whole or in part, whether pursuant to the Plan or otherwise, for cost of medical, dental or vision insurance coverage for the Participant or the Participant’s family members, where such premium or coverage is paid by the Company after the Participant’s termination of employment with the Company and such premium or coverage covers a period extending beyond such termination of employment. For the purposes of the preceding sentence, a wholly or partially self-insured plan or arrangement maintained by the Company shall be considered insurance coverage. For example, the benefits pursuant to Section 4(b)(ii) shall constitute Continued Medical Benefits.
(l)    “Continued Life Insurance Benefits” means the Company’s direct provision of coverage, or payment of insurance premiums to a third-party insurer, in whole or in part, whether pursuant to the Plan or otherwise, for the cost of life insurance coverage on the Participant’s life, where such premium or coverage is paid by the Company after the Participant’s termination of employment with the Company and such premium or coverage covers a period extending beyond such termination of employment. For example, the benefits pursuant to Section 4(b)(iii) shall constitute Continued Life Insurance Benefits.
(m)    “Covered Benefits” means the following benefits: (i) Cash Severance Benefits, (ii) Continued Medical Benefits, (iii) Continued Life Insurance Benefits, (iv) outplacement services, (v) accelerated vesting of Company stock awards, and (vi) extended exercisability of options granted by the Company for the purchase of Company stock.
(n)    “Covered Termination” means an Involuntary Termination Without Cause or a Constructive Termination (as defined in Section 2(i)). Termination of employment of a Participant due to death or disability shall not constitute a Covered Termination unless a voluntary termination of employment by the Participant immediately prior to the Participant’s death or disability would have qualified as a Constructive Termination (i.e., such termination occurs within the first thirty (30) days following the expiration of the “Cure Period” described in Section 2(i)).

(o)    “Eligible Employee” means (i) the Chief Executive Officer, (ii) the Chief Operating Officer, (iii) an Executive Vice President or a Senior Vice President, or (iv) a Vice President of the Company. In addition to the foregoing, “Eligible Employee” means any other current or former employee of the Company (x) who has been designated by the Board as eligible for benefits under the Plan and (y) whose highest seniority level was at least the equivalent of a Vice President; provided, however, that the Board shall not designate more than ninety-nine (99) persons as Eligible Employees at any one time.
(p)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(q)    “Involuntary Termination Without Cause” means an involuntary termination of employment by the Company other than for one of the following reasons:
(i)    a refusal or failure to follow the lawful and reasonable directions of the Board or individual to whom the Participant reports, which refusal or failure is not cured within thirty (30) days following delivery of written notice of such conduct to the Participant;
(ii)    a material failure by the Participant to perform his or her duties in a manner reasonably satisfactory to the Board that is not cured within thirty (30) days following delivery of written notice of such failure to the Participant;
(iii)    conviction of the Participant of any felony involving fraud or act of dishonesty against the Company or any Affiliate;
(iv)    conduct by the Participant which, based upon good faith and reasonable factual investigation and determination of the Company (or, if the Participant is a named executive officer as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission), demonstrates gross unfitness to serve; or
(v)    intentional, material violation by the Participant of any contractual, statutory, or fiduciary duty owed by the Participant to the Company or any Affiliate.
(r)    “Measurement Date” means, for the purposes of determining a Participant’s benefits payable pursuant to Section 4, the date of the Participant’s Covered Termination and, for the purposes of determining a Participant’s benefits payable pursuant to Section 5, the effective date of the applicable Change in Control.
(s)    “Multiplier” means (i) 2.0 in the case of a Participant who served as the Chief Executive Officer or the Chief Operating Officer of the Company at any time during the four month period immediately preceding the applicable Measurement Date, (ii) 1.5 in the case of a Participant not described in clause (i) who served as an Executive Vice President or a Senior Vice President of the Company at any time during the four month period immediately preceding the applicable Measurement Date, and (iii)1.0 in the case of a Participant not described in clause (i) or (ii) who served as a Vice President of the Company at any time during the four month period immediately preceding the applicable Measurement Date. For all Participants not described in the preceding sentence, “Multiplier” means 1.0 unless another Multiplier is specified by the Participant’s Participation Notice.
(t)    “Option” means any and all options granted to a Participant by the Company to acquire common stock of the Company other than any options granted to a Participant which expressly provide that this Plan shall not apply to such option. For the purposes of this Plan, the term “Option” shall also include stock appreciation rights measured by the Company’s common stock provided that the exercise or strike price of such stock appreciation right is at least equal to the fair market value of the Company’s common stock on the date the stock appreciation right was granted.
(u)    “Participant” means an Eligible Employee who has satisfied all applicable eligibility requirements under Section 3.
(v)    “Participation Notice” means the latest notice delivered by the Company to an Eligible Employee in a position of Senior Vice President and above informing the employee that the employee is a Participant in the Plan. A Participation Notice shall be in such form as may be determined by the Company. Notwithstanding the foregoing, once a Participation Notice has been delivered to a Participant, neither the Company nor any successor may amend a Participation Notice in any way that is adverse to a Participant, without the written consent of the Participant, unless (x) the amendment is made more than six (6) months prior to an applicable Measurement Date and (y) the amendment does not reduce any benefits the Participant would receive under the Plan to an amount that is less than the benefits the Participant would receive if the Participation Notice did not address such benefit.
(w)    “Payment Commencement Date” means, with respect to a Covered Termination, (i) if such Covered Termination occurs prior to the effective date of the applicable Change in Control, the later of (A) the effective date of such Change in Control or (B) the effective date of the release required by Section 6(a) or (ii) if such Covered Termination occurs on or after the effective date of the applicable Change in Control, the later of (X) the date of such Covered Termination or (Y) the effective date of the release required by Section 6(a).
(x)    “Plan Administrator” means the Board or any committee duly authorized by the Board to administer the Plan. The Plan Administrator may, but is not required to be, the Compensation Committee of the Board. The Board may at any time administer the Plan, in whole or in part, notwithstanding that the Board has previously appointed a committee to act as the Plan Administrator.
(y)    “Stock Award” means any and all stock awards (including Options) granted to a Participant by the Company which entitle the Participant to receive common stock of the Company (or cash measured in whole or in part by reference to the value of the Company’s common stock) other than any stock awards granted to a Participant which expressly provide that this Plan shall not apply to such stock awards.
(z)    “Vested” means that the relevant portion of the Stock Award is (i) in the case of an Option, exercisable in full and (ii) in the case of any Stock Award, the Stock Award is not subject to the Company’s right (whether conditionally or unconditionally) to reacquire the Stock Award due to forfeiture or repurchase at less than the fair market value of the stock or Stock Award.

SECTION 3.	ELIGIBILITY FOR BENEFITS.
(a)    General Rules. Subject to the provisions set forth in this Section and Section 6, in the event of a Covered Termination, the Company will provide the severance benefits described in Section 4 of the Plan to an Eligible Employee. Subject to the provisions set forth in this Section and Section 6, in the event of a Change in Control, the Company will provide the change in control benefits described in Section 5 of the Plan to an Eligible Employee in a position of Senior Vice President and above who has received a Participation Notice that the Eligible Employee is eligible to receive benefits pursuant to the Plan, including Section 5.
(b)    Exceptions to Benefit Entitlement. An employee who otherwise is a Participant will not receive benefits under the Plan in any of the following circumstances, as determined by the Company in its sole discretion:
(i)    The employee voluntarily terminates his or her employment with the Company in order to accept employment with another entity that is controlled (directly or indirectly) by the Company or is otherwise an affiliate of the Company.
(ii)    The Participant does not confirm in writing that Participant shall be subject to the Company’s Confidentiality Agreement and Non-Compete Agreement.
(iii)    Except as may be set forth in a Participant’s Participation Notice, the Participant shall not be entitled to receive the benefit set forth in Section 4(b)(ii) if the Participant has either (i) previously received an Alternative Continued Medical Benefit or (ii) is eligible for and has not waived an Alternative Continued Medical Benefit.
(iv)    Except as may be set forth in a Participant’s Participation Notice, the Participant shall not be entitled to receive the benefit set forth in Section 4(b)(iii) if the Participant has either (i) previously received an Alternative Continued Life Insurance Benefit or (ii) is eligible for and has not waived an Alternative Continued Life Insurance Benefit.
(c)    Termination of Benefits. A Participant’s right to receive the payment of benefits under the Plan shall terminate immediately if, at any time prior to or during the period for which Participant is receiving benefits hereunder, the Participant, without the prior written approval of the Company:
(i)    willfully breaches a material provision of the Participant’s proprietary information or confidentiality agreement with the Company, as referenced in Section 3(b)(ii);
(ii)    owns, manages, operates, joins, controls or participates in the ownership, management, operation or control of, is employed by or connected in any manner with, any person, enterprise or entity which is engaged in any business competitive with that of the Company; provided, however, that such restriction will not apply to any passive investment representing an interest of less than two percent (2%) of an outstanding class of publicly-traded securities of any corporation or other entity or enterprise;
(iii)    encourages or solicits any of the Company’s then current employees to leave the Company’s employ for any reason or interferes in any other manner with employment relationships at the time existing between the Company and its then current employees;
(iv)    induces any of the Company’s then current clients, customers, suppliers, vendors, distributors, licensors, licensees or other third party to terminate their existing business relationship with the Company or interferes in any other manner with any existing business relationship between the Company and any then current client, customer, supplier, vendor, distributor, licensor, licensee or other third party.

SECTION 4.	AMOUNT OF SEVERANCE BENEFIT.
(a)    Cash Severance Benefits. A Participant who incurred a Covered Termination shall receive the following benefits:
(v)    Covered Termination at Least 12 Months Following Commencement of Employment with the Company. If the Covered Termination occurs after the twelve (12) month period immediately following the commencement of the Participant’s employment with the Company (the “Participant’s Initial Year”), the Participant shall receive a cash bonus equal to the Participant’s Basic Severance Benefit. Any amounts paid pursuant to this Section 4(a)(i) shall be subject to all applicable income tax and employment tax withholding amounts as well as other applicable withholding amounts, and shall be paid within ten (10) days following the effective date of the release required by Section 6(a) to the Participant (or, in the case of Participant’s death or disability that qualifies as a Covered Termination, to the Participant’s estate or legal representative).
(vi)    Covered Termination within 12 Months Following Commencement of Employment with the Company. If the Covered Termination occurs within the Participant’s Initial Year, then the Participant shall receive a cash bonus equal to (a) fifty percent (50%) of the Participant’s Basic Severance Benefit if no Change in Control occurred after the commencement of the Participant’s employment with the Company and prior to three months after the Participant’s Covered Termination or (b) one hundred percent (100%) of the Participant’s Basic Severance Benefit if a Change in Control that is also a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5) occurred after the commencement of the Participant’s employment with the Company and prior to three months after the Participant’s Covered Termination. Such cash bonus amounts shall be paid within ten (10) days following the effective date of the release required by Section 6(a) to the Participant (or, in the case of Participant’s death or disability that qualifies as a Covered Termination, to the Participant’s estate or legal representative); provided, however, that in connection with the foregoing clause (b) of the preceding sentence, in the event a Change in Control has not occurred prior to the Covered Termination, but the Change in Control does occur within the three (3) months following the Covered Termination, then 50% of the Participant’s Basic Severance Benefit shall be paid on or before the tenth (10th) day following the effective date of the release required by Section 6(a), and the remaining 50% shall be paid on or before the tenth (10th) day following the later of (A) the effective date of the release required by Section 6(a), or (B) the effective date of the Change in Control. Any amounts payable pursuant to this Section 4(a)(ii) shall be subject to all applicable income tax and employment tax withholding amounts as well as other applicable withholding amount.
(b)    Other Severance Benefits. A Participant who incurs a Covered Termination shall receive the following benefits:
(v)    Outplacement Services. The Participant shall be entitled to outplacement services to assist in the Participant’s transition. Such outplacement services shall be provided by the outplacement firm typically used by the Company provided that the firm is well recognized in the industry, accessible and diligent in its efforts. In the case of a Participant whose Multiplier is greater than 1.0, the Company shall pay the costs of such outplacement services for a period of twelve (12) months following the Covered Termination. In the case of a Participant whose Multiplier is 1.0 or less, the Company shall pay the costs of such outplacement services for a period of six (6) months following the Covered Termination. Notwithstanding the foregoing, if the Covered Termination occurs within the twelve (12) month period immediately following the commencement of a Participant’s employment with the Company, then the period for outplacement services for a Participant shall be reduced by fifty percent (50%) from the amount calculated pursuant to this Section 4(b)(i); provided, however, that if a Change in Control occurs in the period commencing with such Participant’s commencement of employment with the Company and ending three (3) months after such Participant’s Covered Termination, this sentence shall not apply.
(vi)    Continued Medical Benefits. Provided that the Participant timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall pay the portion of premiums of each Participant’s group medical, dental and vision coverage, including coverage for those persons who are eligible for COBRA continuation coverage as a result of the Participant’s termination of employment, that the Company paid prior to the Covered Termination for the Continuation Period; provided, however, that no such premium payments (or any other payments for medical, dental or vision coverage by the Company) shall be made following the effective date of the Participant’s coverage by a medical, dental or vision insurance plan of a subsequent employer. Each Participant shall be required to notify the Company immediately if the Participant becomes covered by a medical, dental or vision insurance plan of a subsequent employer. No provision of this Plan will affect the continuation coverage rules under COBRA, except that the Company’s payment of any applicable insurance premiums during the Continuation Period will be credited as payment by the Participant for purposes of the Participant’s payment required under COBRA. Therefore, the period during which a Participant may elect whether or not to continue the Company’s group medical, dental or vision coverage under COBRA, the length of time during which COBRA continuation coverage will be made available to the Participant, and all other rights and obligations of the Participant under COBRA will be applied in the same manner that such rules would apply in the absence of this Plan. At the conclusion of the Continuation Period, the Participant will be responsible for the entire payment of premiums required under COBRA for the remainder, if any, of the COBRA continuation period. For purposes of this Section 4(b)(ii), applicable premiums paid by the Company during the Continuation Period shall not include any amounts payable by the Participant under a Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Participant. If the Participant or his spouse or his dependents cannot remain eligible for continued COBRA coverage for the entire Continuation Period, the Company shall provide individual medical, dental and vision coverage for the individual(s) who cease to be eligible for the remaining Continuation Period in such manner and form as determined by the Company in its sole discretion; provided however, that the Participant shall be responsible for the entire payment of premiums required by such coverage, subject to the Company providing the Participant with a reimbursement in an amount equal to the Company’s portion of premiums determined above.
(vii)    Continued Life Insurance Benefit. If (x) the Participant’s life was insured through a plan or program sponsored by the Company other than a plan described in Section 401(a) of the Code or Section 409A, (y) the Company was paying immediately prior to the Covered Termination the premiums for such life insurance (other than through a payroll reduction or a withholding program), and (z) the Company was not, directly or indirectly, the primary beneficiary of the insurance policy and the policy did not provide any taxable term life insurance, the Company will provide the Participant with equivalent term life insurance coverage for the Continuation Period. At the Company’s option, such term life insurance coverage can be obtained by conversion or portability of existing policies or through purchase by the Company of a policy or policies of insurance, which obtain substantially similar term life coverage as the policy in effect on the date of the Covered Termination. During the period (the “Initial Period”) commencing with the Participant’s Covered Termination and ending ten (10) days prior to the termination of any conversion privilege election period, the Company shall have the sole discretion to determine the method for coverage for the Participant. If the Company has not obtained such coverage within the Initial Period and notifies the Participant of the same, the Participant will have ten (10) days to make an affirmative election to convert the existing policy of life insurance. Thereafter, the Company shall have a continuing right to obtain substantially similar term life insurance coverage for the Participant. As a condition to any obligation of the Company pursuant to this Section 4(b)(iii), the Participant and all persons with an interest in any existing coverage at the time of termination of employment shall cooperate and assist the Company, as necessary, in any continuation coverage or any change to other life insurance coverage, including the timely completion of enrollment and/or application materials and any medical examination as may be reasonably requested by the Company. The Company will pay any life insurance premiums and any charges for converting or changing the life insurance coverage, if applicable.
(viii)    Other Executive Benefit Programs. The Company shall pay each Participant (or, in the case of Participant’s death or disability that qualifies as a Covered Termination, to the Participant’s estate or legal representative) within ten (10) days of the effective date of the release required by Section 6(a) the dollar amount of any financial planning and related services and yearly medical examinations for which the Participant was eligible to have paid by the Company for the year in which occurs the Covered Termination. In addition, each Participant shall receive those executive benefits that have been specifically designated from time to time by the Board as to be paid pursuant to this Section 4(b)(iv). Such additional benefits shall be paid at the time and in the manner as specified by the Board.

SECTION 5.	AMOUNT OF CHANGE IN CONTROL BENEFIT.
(a)    Cash Benefit. Upon a Covered Termination of a Participant that occurs within the three (3) months prior to or within the thirty-six (36) months after a Change in Control that is also a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), such Participant shall receive a cash bonus from the Company equal to the Change in Control Cash Benefit (as defined below) which shall be paid on or before the tenth (10th) day following the Payment Commencement Date.
For the purposes of this Section 5(a), the “Change in Control Cash Benefit” for a Participant is equal to the Participant’s Multiplier multiplied by the Participant’s Bonus Amount. For the purposes of the preceding sentence, the “Participant’s Bonus Amount” shall be equal to the highest level of Bonuses Received by the Participant attributable to any consecutive twelve (12) month period that occurred within the thirty-six (36) month period immediately preceding the Measurement Date. For the purposes of this Section 5(a), (i) “Bonuses Received” shall mean cash bonuses and the amount of cash that would have been received by the Participant pursuant to the Short Term Incentive Plan or the Executive Short Term Incentive Plan but for the fact that restricted stock or restricted stock units were awarded instead of cash, and (ii) in the event more than one payment representing Bonuses Received are received or deemed received by the Participant in a twelve (12) month period, the Plan Administrator shall determine the twelve (12) month periods to which such payments are attributable.
Any amounts paid pursuant to this Section 5(a) shall be subject to all income tax and employment tax withholding amounts as well as other applicable withholding amounts.
(b)    Accelerated Stock Award Vesting and Extended Exercisability of Options. Effective upon a Change in Control, a Participant shall receive the following benefits associated with any Stock Awards which remain outstanding as of immediately prior to the effective date of the Change in Control:
(i)    With respect to any Options that are unexercised and outstanding, the post-termination of employment exercise period of the Option shall be extended, if necessary, such that the post-termination of employment exercise period shall not terminate prior to the later of (x) the date twelve (12) months after the effective date of the Change in Control or (y) the post-termination exercise period provided for in the Option; provided, however, that the Option shall not be exercisable after the expiration of its maximum term. Notwithstanding the foregoing, in the event the extended exercise period shall result in a portion of an Option becoming subject to the provisions of Section 409A, the extended exercise period of such portion of such Option shall be automatically shortened to the minimum extent necessary to prevent such portion of such Option from becoming subject to Section 409A. In further limitation of the provisions of this Section 5(b)(i), if the Option was granted pursuant to the 2006 Equity Incentive Plan (the “06 EIP”) and pursuant to the Change in Control substantially all of the options outstanding pursuant to the 06 EIP will be terminated at the effective date of such Change in Control pursuant to Section 13(b) of the 06 EIP, the provisions of this Section 5(b)(i) shall not apply to such Option.
(ii)    This Section 5(b)(ii) applies only with respect to Stock Awards made prior to September 24, 2013. If the Participant is still employed on the effective date of the Change in Control, to the extent the Participant holds any Stock Award that is not fully Vested, fifty percent (50%) of each vesting installment shall immediately become Vested. If the Participant remains continuously employed by the Company from the effective date of the Change in Control until the first to occur of (x) the date of the Participant’s Covered Termination, (y) the date that is thirty-six (36) months after the effective date of the Change in Control, or (z) the date the vesting installment would have Vested in accordance with its terms, the balance of each vesting installment shall become Vested on the first to occur of such dates.

(iii)    With respect to Stock Awards made on and after September 24, 2013, if the Participant is still employed on the effective date of the Change in Control and remains continuously employed by the Company from the effective date of the Change in Control until the first to occur of (w) the date of the Participant’s Covered Termination or (x) the date a vesting installment would have Vested in accordance with its terms, the balance of any unvested installment shall become Vested on the first to occur of such dates; provided, however, that with respect to Stock Awards that are Performance Share Unit awards, such awards will be deemed earned at 100% of target immediately prior to the effective date of the Change in Control but will become Vested if the Participant remains continuously employed by the Company from the effective date of the Change in Control until the first to occur of (y) the date of the Participant’s Covered Termination or (z) the last day of the performance period applicable to such awards.
(iv)    This Section 5(b)(iv) applies only with respect to Stock Awards made prior to September 24, 2013. If the Participant is not employed on the effective date of the Change in Control but the Participant’s employment terminated pursuant to a Covered Termination within the three (3) month period ending on the effective date of the Change in Control, the Stock Awards held by the Participant that were not Vested on the date of the Participant’s Covered Termination shall become Vested as of the effective date of the Change in Control. If this Section applies to Options, then such Options shall have a post-termination exercise period as provided for under Section 5(b)(i). Notwithstanding the provisions of the Stock Awards or the equity compensation plans under which such Stock Awards were granted, in order to effectuate the terms of this Section (except as otherwise provided for in the last sentence of Section 5(b)(i)), such Stock Awards shall not expire, terminate or be forfeited until three months after a Covered Termination.
(v)    If a Stock Award is outstanding on the effective date of a Change in Control, the provisions of this Section 5(b) shall not apply to such Stock Award upon a subsequent Change in Control that occurs within three (3) years of the effective date of the Change in Control.
(vi)    In the event the provisions of this Section 5(b) would adversely affect a Stock Award outstanding on the date the Eligible Employee becomes a Participant, this Section 5(b) shall not apply to such Stock Award without the consent of the Participant.

SECTION 6.	LIMITATIONS ON BENEFITS.
(a)    Release. In order to be eligible to receive benefits under Sections 4 and 5 of the Plan, a Participant (or, in the case of Participant’s death or disability that qualifies as a Covered Termination, the Participant’s legal representative) must execute and return to the Company, a general waiver and release in substantially the form attached hereto as Exhibit A, Exhibit B or Exhibit C, as appropriate, within the applicable time period set forth therein, but in no event later than forty-five (45) days following the Covered Termination, and such release must become effective in accordance with its terms. The Company, in its sole discretion, may modify the form of the required release to comply with applicable federal and state law and shall determine the form of the required release.
(b)    Certain Reductions and Offsets. Notwithstanding any other provision of the Plan to the contrary, a Covered Benefit payable to a Participant under this Plan shall be reduced (but not below zero)

by any Alternative Benefit to such Covered Benefit payable by the Company to such individual under any other policy, plan, program or arrangement, including, without limitation, a contract between the Participant and any entity, covering such individual. Furthermore, to the extent that any federal, state or local laws, including, without limitation, so-called “plant closing” laws or statutory severance requirements, require the Company to give advance notice or make a payment of any kind to a Participant because of that Participant’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change in control, or any other similar event or reason, the benefits payable under this Plan shall either be reduced or eliminated. The benefits provided under this Plan are intended to satisfy any and all statutory obligations that may arise out of a Participant’s involuntary termination of employment for the foregoing reasons, and the Plan Administrator shall so construe and implement the terms of the Plan.
(c)    Mitigation. Except as otherwise specifically provided herein, a Participant shall not be required to mitigate damages or the amount of any payment provided under this Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Plan be reduced by any compensation earned by a Participant as a result of employment by another employer or any retirement benefits received by such Participant after the date of the Participant’s termination of employment with the Company.
(d)    Non-Duplication of Benefits. Except as otherwise specifically provided for herein, no Participant is eligible to receive benefits under this Plan more than one time. This Plan is designed to provide certain severance pay and change in control benefits to Participants pursuant to the terms and conditions set forth in this Plan and any associated Participation Notice. The payments pursuant to this Plan are in addition to, and not in lieu of, any unpaid salary, bonuses or benefits to which a Participant may be entitled for the period ending with the Participant’s Covered Termination and/or a Change in Control.
(e)    Indebtedness of Participants. If a terminating employee is indebted to the Company or an affiliate of the Company at his or her termination date, the Company reserves the right to offset any Covered Benefits under the Plan by the amount of such indebtedness to the full extent permitted under applicable law.
(f)    Application of Section 409A.
(i)    Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with a Participant’s termination of employment unless and until the Participant has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to the Participant without causing the Participant to incur the additional 20% tax under Section 409A. For the avoidance of doubt, it is intended that payments of the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits constitute “deferred compensation” under Section 409A and the Participant is, on the termination of his service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after the Participant’s Separation From Service) or (ii) the date of the Participant’s death that occurs after the Participant’s Separation From Service.
(ii)    All reimbursements or in-kind benefits provided under the Plan that are subject to the requirements of Section 409A shall be made or provided in accordance with such requirements, including, where applicable, the requirement that (i) the expenses eligible for reimbursement or in-kinds benefits must be incurred during the Participant’s lifetime or such shorter period specified in the Plan, (ii) the amount of expenses eligible for reimbursement or in-kind benefits during a calendar year may not affect the expenses eligible for reimbursement or in-kind benefits in any other calendar year, (iii) the reimbursement of an eligible expense or in-kind will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

SECTION 7.	RIGHT TO INTERPRET PLAN; AMENDMENT AND TERMINATION.
(a)    Exclusive Discretion. The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons.
(b)    Amendment or Termination. The Company reserves the right to amend or terminate this Plan or the benefits provided hereunder at any time; provided, however, that, once a Participation Notice has been delivered to a Participant, no such amendment or termination of this Plan following a Change in Control or a Covered Termination shall be effective as to any such Participant unless (i) such Participant would not be adversely affected by such amendment or termination or (ii) such Participant consents in writing to such amendment or termination. Subject to the restrictions set forth in Section 2(v),Any action amending or terminating the Plan shall be in writing and executed by a duly authorized officer of the Company. Unless otherwise required by law, no approval of the shareholders of the Company shall be required for any amendment or termination including any amendment that increases the benefits provided under any Stock Award.

SECTION 8.	TERMINATION OF CERTAIN EMPLOYEE BENEFITS.
Except as provided herein, all employee benefits other than health insurance and life insurance (such as disability and 401(k) plan coverage) terminate as of a Participant’s employment termination date (except to the extent provided by the terms of the governing employee benefit plan or that a conversion privilege is available thereunder).

SECTION 9.	NO IMPLIED EMPLOYMENT CONTRACT.
The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, which right is hereby reserved.

SECTION 10.	LEGAL CONSTRUCTION.
The Plan shall be governed by and construed under the laws of the State of Arizona (without regard to principles of conflict of laws), except to the extent preempted by ERISA.

SECTION 11.	CLAIMS, INQUIRIES AND APPEALS.
(a)    Applications for Benefits and Inquiries; Limitations Period. A Participant, Beneficiary or other person must submit a claim for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan to the Plan Administrator (as set forth in Section 14(d) in writing. The Plan Administrator’s contact information is set forth in Section 14(d).
To preserve a claim for benefits, subject to the exhaustion of remedies requirements of Section 11(f), the Participant, Beneficiary or other person claiming benefits must file legal action with respect to such claim not later than one (1) year following the date on which eligibility or benefits are denied or such claimant should have reasonable known eligibility or benefits are denied or, if a written application for benefits has been submitted in accordance with the procedures described by this Section 11 within such one (1) year period, then one (1) year following the date of the Plan Administrator’s notice that it has denied the appeal under Section 11(d). If such claimant fails to file legal action within the preceding limitation period, such claimant shall forfeit his or her right to bring legal action.
(b)    Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:
(i)    the specific reason or reasons for the denial;
(ii)    references to the specific Plan provisions upon which the denial is based;
(iii)    a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(iv)    an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right, if any, to bring a civil action under section 502(a) of ERISA following a denial on review of the claim, as described in Section 11(d).
This notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.
This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.
(c)    Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied. A request for a review shall be in writing and shall be addressed to:
PetSmart, Inc.
Attn: Senior Vice President of Human Resources
19601 N. 27th Avenue
Phoenix, AZ 85027
A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
(d)    Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:
(i)    the specific reason or reasons for the denial;
(ii)    references to the specific Plan provisions upon which the denial is based;
(iii)    a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and
(iv)    a statement of the applicant’s right, if any, to bring a civil action under Section 502(a) of ERISA.
(e)    Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.
(f)    Exhaustion of Remedies. A Participant, Beneficiary or other person shall not be entitled to bring legal action unless such claimant (i) has submitted a written application for benefits in accordance with the procedures described by Section 11, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 11(c), and (iv) has been notified that the Plan Administrator has denied the appeal. Any such legal action must be brought pursuant to Section 502(a) of ERISA.

SECTION 12.	BASIS OF PAYMENTS TO AND FROM PLAN.
All benefits under the Plan shall be paid by the Company. The Plan shall be unfunded, and benefits hereunder shall be paid only from the general assets of the Company. A Participant’s right to receive payments under the Plan is no greater than that of the Company’s unsecured general creditors. Therefore, if the Company were to become insolvent, Participants might not receive benefits under the Plan.

SECTION 13.	APPLICATION OF SECTION 280G OF THE CODE
(a)    Parachute Payments. Notwithstanding anything to the contrary herein, in the event that any payment or benefit provided under this Plan or any other plan, agreement or arrangement with the Company or any person affiliated with the Company, including any payment provided under the PetSmart, Inc. 2005 Deferred Compensation Plan (the “Deferred Compensation Plan”), (each a “Payment” and, collectively, the “Payments”) (i) constitutes “parachute payments,” within the meaning of Section 280G of the Code or any comparable successor provisions, and (ii) but for this Section 13 would be subject to the excise tax imposed by Section 4999 of the Code or any comparable successor provisions (the “Excise Tax”), then a Participant’s Payments shall be either:

(1)    Provided to the Participant in full, or
(2)    Provided to the Participant as to such lesser extent which would result in no portion being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local, and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by the Participant, on an after-tax basis, of the greater amount, notwithstanding that all or some portion of the Payments may be taxable under the Excise Tax. In the event that Section 13(a) applies and a reduction is required to be applied to the Payments, the Payments shall be reduced by the Company in the following order: (a) reduction of the Participant’s payments, if any, under the Deferred Compensation Plan and (b) reduction of all other Payments in a manner and order of priority that provides the Participant with the largest net after-tax value; provided that such other Payments of equal after-tax present value shall be reduced in the reverse order of payment. Notwithstanding anything to the contrary herein, any reduction under this Section 13(a) shall be structured in a manner intended to comply with Section 409A.
(b)    Determination by Professional Advisers. Any determinations required under this Section 13 shall be made in writing in good faith by a professional service firm selected by the Company (the “Professional Advisers”). For purposes of making the calculations required by this Section 13, the Professional Advisers may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code and other applicable legal authority. The Company and the Participant shall furnish to the Professional Advisers such information and documents as the Professional Advisers may reasonably request in order to make a determination under this Section 13. The Company shall bear all costs the Professional Advisers may reasonably incur in connection with any calculations contemplated by this Section 13; provided that, as required by Section 409A, the Company shall bear such costs, to the extent necessary, during a period of time no longer than ten (10) years following a Change in Control; the right to such benefit in kind is not subject to liquidation or exchange for another benefit; and the amount of such benefit in one year shall not affect any other benefits to be provided in any other year.
(c)    Repayments and Reimbursements. If, notwithstanding any reduction described in this Section 13, the Internal Revenue Service determines that the Participant is liable for the Excise Tax as a result of the receipt of the Payments, then the Participant shall be obliged to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that the Participant challenges the final IRS determination, a final judicial determination, a portion of the Payments equal to the “Repayment Amount.” The Repayment Amount shall be the smallest such amount, if any, as shall be required to be paid to the Company so that the Participant’s net after-tax proceeds with respect to any Payment (after taking into account the Payment of the Excise Tax and all other applicable taxes imposed on such Payment) shall be maximized. The Repayment Amount with respect to the Payments shall be zero if a Repayment Amount of more than zero would not result in the Participant’s net after-tax proceeds being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, the Participant shall pay the Excise Tax.

Notwithstanding any other provision of this Section 13, if (i) there is a reduction in the Payments under the Plan as described in Section 13(a), (ii) the IRS later determines that the Participant is liable for the Excise Tax, the payment of which would result in the maximization of the Participant’s net after-tax proceeds (calculated as if the Participant’s Payments had not previously been reduced), and (iii) the Participant pays the Excise Tax, then the Company shall pay to the Participant the amount by which his Payments were reduced; provided that, to the extent required by Section 409A, the reimbursement is made on or before the last day of the Participant’s taxable year following the taxable year in which the Excise Tax was paid; the right to reimbursement is not subject to liquidation or exchange for another benefit; and the amount subject to reimbursement in one year shall not affect any other amounts eligible for reimbursement in any other year.
If the Participant either (x) brings any action to enforce rights pursuant to this Section 13, or (y) defends any legal challenge to his rights hereunder, the Participant shall be entitled to recover attorneys’ fees and costs incurred in connection with such action, regardless of the outcome of such action; provided that (i) if such action is commenced by the Participant, the court finds the claim was brought in good faith; (ii) such fees shall be reimbursable for ten (10) years after the Change in Control; (iii) the amounts eligible for reimbursement in one taxable year shall not affect the amount eligible for reimbursement in any other taxable year; (iv) the reimbursement is made on or before the last day of the Participant’s taxable year following the taxable year in which the expense was incurred; and (v) the right to reimbursement is not subject to liquidation or exchange for another benefit.

SECTION 14.	OTHER PLAN INFORMATION.
(a)    Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 94-3024325. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 503.
(b)    Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.
(c)    Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is PetSmart, Inc., Attn: Senior Vice President of Human Resources, 19601 N. 27th Avenue, Phoenix, AZ 85027.
(d)    Plan Sponsor and Administrator. The “Plan Sponsor” is PetSmart. The mailing address of the Plan Sponsor and the Plan Administrator is: PetSmart, Inc., Attn: Senior Vice President of Human Resources, 19601 N. 27th Avenue, Phoenix, AZ 85027. The Plan Sponsor’s and Plan Administrator’s telephone number is (623) 580-6100. The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

SECTION 15.	STATEMENT OF ERISA RIGHTS.
Participants in the Plan (which is a welfare benefit plan sponsored by PetSmart) are entitled to certain rights and protections under ERISA. If you are an Eligible Employee, you are considered a participant in the Plan for the purposes of this Section 15 and, under ERISA, you are entitled with respect to benefits covered by ERISA to:

Receive Information About Your Plan And Benefits
(a)Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if any, filed by the Plan (note: the Plan, as of the date of its adoption, is not subject to the requirement of filing such an annual report) with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;
(b)Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if any, (note: the Plan, as of the date of its adoption, is not subject to the requirement of filing such an annual report) and an updated (as necessary) Summary Plan Description. The Administrator may make a reasonable charge for the copies; and
Receive a summary of the Plan’s annual financial report, if any, (note: the Plan, as of the date of its adoption, is not subject to the requirement of providing a summary annual report). The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report, if any.
Prudent Actions By Plan Fiduciaries
In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.
Enforce Your Rights
If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if any, (note: the Plan, as of the date of its adoption, is not subject to the requirement of filing such an annual report) and do not receive them within thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court.
If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
Assistance With Your Questions
If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the local telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration or accessing its website at http://www.dol.gov/ebsa/.

SECTION 16.	GENERAL PROVISIONS.
(a)    Notices. Any notice, demand or request required or permitted to be given by either the Company or a Participant pursuant to the terms of the Plan shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties, in the case of the Company, at the address set forth in Section 14(d) and, in the case of a Participant, at the address as set forth in the Company’s employment file maintained for the Participant as previously furnished by the Participant or such other address as a Party may request by notifying the other in writing.
(b)    Transfer and Assignment. The rights and obligations of Participant under the Plan may not be transferred or assigned without the prior written consent of the Company. The Plan shall be binding upon any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by PetSmart without regard to whether or not such person or entity actively assumes the obligations hereunder. As a condition to effecting any merger, acquisition, consolidation or similar corporate transaction, PetSmart shall require any successor to PetSmart to assume PetSmart’s obligations under this Plan.
(c)    Waiver. Any Party’s failure to enforce any provision or provisions of the Plan shall not in any way be construed as a waiver of any such provision or provisions, nor prevent any Party from thereafter enforcing each and every other provision of the Plan. The rights granted the Parties herein are cumulative and shall not constitute a waiver of any Party’s right to assert all other legal remedies available to it under the circumstances.

(d)    Severability. Should any provision of the Plan be declared or determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.
(e)    Section Headings. Section headings in the Plan are included for convenience of reference only and shall not be considered part of the Plan for any other purpose.

SECTION 17.	EXECUTION.
To record the adoption of the Plan as set forth herein, PetSmart has caused its duly authorized officer to execute the same as of the Effective Date.
PETSMART, INC.
By:
Title:

EXHIBIT A
RELEASE
(Individual Termination, age 40 and older)
I understand and agree completely to the terms set forth in the PetSmart, Inc. Amended and Restated Executive Change in Control and Severance Benefit Plan (the “Plan”). I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Plan.
I hereby confirm my obligations under the Company’s Confidentiality Agreement and Non-Compete Agreement.
Except as otherwise set forth in this Release, I hereby generally and completely release PetSmart, Inc. and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, and the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”); provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to agreement or applicable law.
I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”). I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release; (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the ADEA Waiver; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (“Effective Date”). Nevertheless, my general release of claims, except for the ADEA Waiver, is effective immediately, and not revocable.

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I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.
I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than twenty-one (21) days following the date it is provided to me.
EMPLOYEE
Name:
Date:

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EXHIBIT B
RELEASE
(Individual and Group Termination, under age 40)
I understand and agree completely to the terms set forth in the PetSmart, Inc. Amended and Restated Executive Change in Control and Severance Benefit Plan (the “Plan”). I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Plan.
I hereby confirm my obligations under the Company’s Confidentiality Agreement and Non-Compete Agreement.
Except as otherwise set forth in this Release, I hereby generally and completely release PetSmart, Inc. and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), and the federal Americans with Disabilities Act of 1990; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to agreement or applicable law.
I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.

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I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than fourteen (14) days following the date it is provided to me.
EMPLOYEE
Name:
Date:

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EXHIBIT C
RELEASE
(Group Termination, age 40 and older)
I understand and agree completely to the terms set forth in the PetSmart, Inc. Amended and Restated Executive Change in Control and Severance Benefit Plan (the “Plan”). I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Plan.
I hereby confirm my obligations under the Company’s Confidentiality Agreement and Non-Compete Agreement.
Except as otherwise set forth in this Release, I hereby generally and completely release PetSmart, Inc. and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, and the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”); provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to agreement or applicable law.
I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”). I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release; (c) I have forty-five (45) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the ADEA Waiver; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (“Effective Date”). Nevertheless, my general release of claims, except for the ADEA Waiver, is effective immediately, and not revocable.

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I have received with this Release all of the information required by the ADEA, including without limitation a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated, along with information on the eligibility factors used to select employees for the group termination and any time limits applicable to this group termination program.
I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.
I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than forty-five (45) days following the date it is provided to me.
EMPLOYEE
Name:
Date:

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